FOR IMMEDIATE RELEASE

Innophos Appoints Kim Ann Mink as Chief Executive Officer

CEO Randy Gress Announces Plan to Retire

CRANBURY, N.J., November 16, 2015 -- Innophos Holdings, Inc. (NASDAQ: IPHS) (“Innophos”) today announced that its Board of Directors has appointed Dr. Kim Ann Mink, Ph.D., as Chief Executive Officer and President, effective December 14, 2015. Dr. Mink succeeds Randy Gress, who is retiring from the Company after eleven years of service. Mr. Gress will continue to serve as Chairman during a transition period, expected to last approximately three months. After the transition period, the Company said Mr. Gress will step down as Chairman and director, and it expects Dr. Mink will be appointed to the Board of Directors.

Gary Cappeline, Lead Independent Director of the Innophos Board, said “Kim Ann’s track record and depth of experience make her uniquely qualified to succeed Randy and lead the Company forward. We look forward to working with Kim Ann to execute our growth strategies and implement our operating efficiency initiatives in order to build on Innophos’ position as a leading producer of specialty grade phosphate and deliver enhanced value to our shareholders.”

Mr. Cappeline continued, “As the Company’s Chairman, CEO and President since its formation as an independent company in 2004, Randy helped build Innophos into a leading producer of specialty grade phosphate products that it is today. Through his leadership, Randy played a significant role improving the Company’s competitive position, expanding its business, and developing a strong innovation pipeline, all of which has delivered significant value to our employees, customers and shareholders. On behalf of the Innophos Board, I want to thank Randy for his leadership and wish him and his family well in his retirement.”

“Innophos has a strong reputation for its innovative specialty phosphate products that serve multiple important end markets, and being given the opportunity to lead such a distinguished company is a great privilege,” said Dr. Mink. “Innophos has a history of innovation and value creation, and I look forward to working closely with the outstanding leadership team and the Company’s employees to drive growth and strengthen performance. I am excited about our prospects and am confident that we will continue to deliver high-quality products and best-in-class customer service, all while continuing to deliver enhanced value for our shareholders.”

“Serving Innophos alongside our 1,500 dedicated employees and growing this company for more than eleven years has been a privilege and a highlight of my professional career,” said Mr. Gress. “Since our initial public offering in 2006, Innophos has become a leading specialty phosphate and nutritional ingredient producer with best-in-class products. It is clear to me that our Company is ready for the next phase of our development and growth strategy. For this reason, I want to pass the helm to new leadership and to retire in an orderly fashion that is best for the Company and for me and my family. As I transition to the next chapter, I have great confidence in the Company’s continued growth and prosperity under Kim Ann’s leadership and am committed to supporting a seamless leadership transition.”

About Kim Ann Mink
Kim Ann Mink, Ph.D. has been Business President of Elastomers, Electrical and Telecommunications at The Dow Chemical Company since September 2012. Dr. Mink joined Dow in April 2009 as Global General Manager, Performance Materials and President/CEO ANGUS Chemical Co. (then a fully owned subsidiary of Dow Chemical). Prior to joining Dow, Dr. Mink was Corporate VP and Global General Manager, Ion Exchange Resins at the Rohm and Haas Company (now a fully owned subsidiary of Dow), where she spent more than 20 years serving in numerous senior roles with increasing responsibilities. She has represented Dow Chemical as a member of the Board of Advisors of Catalyst Inc. since September 2012 and has been a member of the National Board of Trustees of the ALS Association since November 2012. In addition, in 2014, Dr. Mink was named to STEMconnector's 100 Diverse Corporate Leaders in STEM. Dr. Mink received her B.A. in Chemistry from Hamilton College and a Ph.D. in Analytical Chemistry from Duke University. She is a graduate of the Wharton School of Business Management Program.

About Randy Gress
Randolph Gress has served as Chairman of the Board, Chief Executive Officer, President and Director of Innophos since 2004. Mr. Gress joined Rhodia in 1997 and became Vice President and General Manager of the sulfuric acid business. He was named global President of Specialty Phosphates (based in the U.K.) in 2001. Prior to joining Rhodia, Mr. Gress spent fourteen years at FMC Corporation where he worked in various managerial capacities in the Chemical Products, Phosphorus Chemicals and Corporate Development groups. From 1977 to 1980, Mr. Gress worked at Ford Motor Company in various capacities within the Plastics, Paint and Vinyl Division. Mr. Gress earned a B.S. in Chemical Engineering from Princeton University and an M.B.A. from Harvard Business School.

About Innophos Holdings, Inc.
Innophos is a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets. Innophos combines more than a century of experience in specialty phosphate manufacturing with a growing capability in a broad range of other specialty ingredients to supply a product range produced to stringent regulatory manufacturing standards and the quality demanded by customers worldwide. Innophos is continually developing new and innovative specialty ingredients addressing specific customer applications and supports these high-value products with industry-leading technical service. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Ogden, UT; North Salt Lake, UT; Paterson, NJ; Green Pond, SC; Port Maitland, ON (Canada); Taicang (China); Coatzacoalcos, Veracruz and San Jose de Iturbide (Mission Hills), Guanajuato (Mexico). For more information please visit www.innophos.com. 'IPHS-G'

Safe Harbor for Forward-Looking and Cautionary Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos' products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon suppliers; and other risks.  For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Contact Information

Innophos Holdings, Inc.
(609) 366-1299
investor.relations@innophos.com

Joele Frank, Wilkinson Brimmer Katcher
Meaghan Repko / Aaron Palash / Adam Pollack
(212) 355-4449